Exhibit 99.1

Contact: Liz Sharp, VP Investor Relations

Smith & Wesson Holding Corp.

(413) 747-6284

lsharp@smith-wesson.com

Smith & Wesson Holding Corporation Repays $100 Million on Revolving Line of Credit

and Announces Redemption of Its 5.875% Senior Notes Due 2017

SPRINGFIELD, Mass., May 14, 2015 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in firearm manufacturing and design, today announced that during its fourth fiscal quarter of 2015, the company used cash from operations to fully repay the $100 million that had been borrowed from its revolving line of credit in December 2014 when the company acquired Battenfeld Technologies, Inc., leaving available the full capacity of the $175 million line of credit. The company also announced that it intends to redeem all of the $100 million principal amount of 5.875% Senior Notes due 2017 at a redemption price equal to 102.9375% of the principal amount thereof on June 15, 2015. Upon such redemption, the holders of the Senior Notes would also receive accrued and unpaid interest on the Senior Notes to the redemption date. The company intends to use bank borrowings and existing cash balances to fund the redemption of the Senior Notes.

About Smith & Wesson

Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality firearms, related products, and training to the global military, law enforcement, and consumer markets. The company’s firearm division brands include Smith & Wesson®, M&P®, and Thompson/Center Arms™. As an industry leading manufacturer of shooting, reloading, gunsmithing, and gun cleaning supplies, the company’s accessories division produces innovative, top quality products under Battenfeld Technologies, Inc., including Caldwell® Shooting Supplies, Wheeler® Engineering, Tipton® Gun Cleaning Supplies, Frankford Arsenal® Reloading Tools, Lockdown® Vault Accessories, and Hooyman™ Premium Tree Saws. Smith & Wesson facilities are located in Massachusetts, Maine, Connecticut, and Missouri. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to, statements regarding our intention to redeem all of the outstanding principal amount of the Senior Notes, including the source of funds used for the redemption. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the state of the U.S. economy in general and the firearm industry in particular; general economic conditions and consumer spending patterns; and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2014.